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                                                                                                                         Exhibit 99

                                                              KEY TRONIC CORPORATION
                                                        PRO FORMA STATEMENT OF OPERATIONS
                                         For the two quarters ended December 31, 1994 and January 1, 1994

                                                                                       Two Quarters Ended

                                                                       January 1, 1994                      December 31, 1994

                                                       Honeywell
                                                        Keyboard         Key Tronic                                Key Tronic
                                                        Division        Corporation         Combined              Corporation
                                                       ---------        -----------     ------------         ----------------
                                                                             (in thousands, except per share amounts)
                                                                                           (unaudited)

Net sales                                              $   5,539        $    77,332     $     82,871         $         94,184
Cost of sales                                              5,296             68,244           73,540                   80,281
                                                       ---------        -----------     ------------         ----------------
Gross profit on sales                                        243              9,088            9,331                   13,903

Operating Expenses:
Research, development and engineering                        383              2,927            3,310                    2,779
Selling                                                      417              3,983            4,400                    2,607
General and administrative                                   324              5,346            5,670                    5,194
                                                       ---------        -----------     ------------         ----------------

Operating Income (Loss)                                     (881)            (3,168)          (4,049)                   3,323

Net Interest Income (Expense) & Other                         46               (747)            (701)                  (1,467)
                                                       ---------        -----------     ------------         ----------------

Income (Loss) before federal taxes on
income and cumulative effect of change
in accounting                                               (835)            (3,915)          (4,750)                   1,856

Provision (Benefit) for Income Taxes                           0                 29               29                      679
                                                       ---------        -----------     ------------         ----------------

Earnings (Loss) before cumulative
effect of change in accounting                              (835)            (3,944)          (4,779)                   1,177

Cumulative effect to July 4, 1993, of
change in accounting for income taxes                          0              8,750            8,750                        0
                                                       ---------        -----------     ------------         ----------------

Net Income (Loss)                                          ($835)       $     4,806     $      3,971         $          1,177
                                                       =========        ===========     ============         ================

Earnings (Loss) Per Share:
 Before cumulative effect of change in
  accounting                                                N.A.            ($0.48)          ($0.58)                     N.A.
 Net Income per weighted average share                      N.A.               N.A.             N.A.                    $0.14
 Primary Earnings Per Common Share net of
  cumulative effect of change in accounting                 N.A.              $0.55            $0.45                     N.A.
 Fully Diluted Earnings Per Common Share
  net of cumulative effect of change in
  accounting                                                N.A.              $0.55            $0.46                     N.A.

Weighted Average Shares Outstanding                         N.A.               N.A.             N.A.                    8,294
Primary Shares Outstanding                                  N.A.              9,244            9,290                     N.A.
Fully Diluted Shares Outstanding                            N.A.              9,244            9,290                     N.A.



See accompanying notes to pro forma finanical statements
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